Exhibit 5.2

[CD & P Letterhead]

8 February 2006

XOMA Ltd.

2910 Seventh Street

Berkeley, California 94710

USA

Dear Sirs

XOMA Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on Form S-3 (the “Registration Statement”, which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 8 February 2006 relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of (i) $2,000,000 in aggregate principal amount of the Company’s 6.50% Convertible Senior Notes with Automatic Conversion Provision due 2012 (the “New Notes”) to be issued for cash and (ii) an aggregate of 1,344,358 common shares par value US$.0005 per share (the “Shares”) issuable upon the conversion of the New Notes.

For the purposes of giving this opinion, we have examined facsimile copies of (i) an undated form of indenture (the “Indenture”) between the Company and Wells Fargo Bank, National Association as trustee, and (ii) a placement agreement (together with the Indenture, the “Documents”) dated 11 January 2006 between the Company, Piper Jaffray & Co. and Canaccord Adams Inc.

We have also reviewed the memorandum of continuance and the bye-laws of the Company, each certified by the Secretary of the Company on 30 January 2006, certified resolutions passed at meetings of the Company’s directors held on 8 December 2004 and 25 October 2005, certified resolutions passed at meetings of the financing committee of the Company’s board of directors held on 16 November 2005 and 8 February 2006 and certified resolutions passed at a meeting of the Company’s shareholders held on 31 January 2000, (together, the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents; (d) the due execution of the Documents by each of the parties thereto, other than the Company, and the delivery thereof by each of the parties thereto; (e) the accuracy and completeness of all factual representations made in the Documents and the other documents reviewed by us; (f) that the resolutions contained in the Resolutions remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms; (i) that none of the parties to the Documents has carried on or will carry on activities, other than the performance of its obligations under the Documents, which would constitute the carrying on of investment business in or from Bermuda and that none of the parties to the Documents, other than the Company, will perform its obligations under the Documents in or from Bermuda; (j) that on the date of entering into the Documents the Company is and after entering into the Documents will be able to pay its liabilities as they become due; (k) that the Existing Notes are validly issued and fully paid; (l) that the Company will have sufficient authorised capital to effect the issue of any of the Shares at the time of the conversion of any New Note; (m) that the New Notes have been duly issued and paid for in accordance with the terms of the Documents; (n) that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, and the consent to the issue and free transfer of the Company’s shares and other securities given by the Bermuda Monetary Authority as of 8 February 2000 will not have been revoked or amended at the time of issuance of any Shares; and (o) that the final form of each of the Documents and the execution thereof has been approved, or will be ratified and approved, if appropriate, by the financing committee of the Company’s board of directors.

We express no opinion as to the enforceability of any provision of any Document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purpose set out above and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The New Notes and the Shares have been duly authorised in accordance with the Company’s memorandum of continuance and bye-laws.

2.	When issued and delivered upon conversion of the New Notes in accordance with the terms of the Indenture and the New Notes, the Shares will be validly issued,

fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

Conyers Dill & Pearman